Exhibit 99.2

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of

AIM SERVICES Co., Ltd.

Tokyo, Japan:

We have audited the accompanying consolidated balance sheet of AIM SERVICES Co., Ltd. and subsidiaries (the “Company”) as of March 31, 2007, and the related consolidated statements of income, changes in equity, and cash flows for the year then ended (all expressed in Japanese yen). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AIM SERVICES Co., Ltd. and subsidiaries as of March 31, 2007, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”).

Japanese GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 12 to the consolidated financial statements.

Our audit also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U.S. dollar amounts are presented solely for the convenience of readers outside Japan.

/s/ DELOITTE TOUCHE TOHMATSU

Tokyo, Japan

December 27, 2007

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Balance Sheets

March 31, 2007 and 2006

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2007	2006	2007
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (Note 2.b)	¥8,589,549	¥8,832,288	$72,793
Marketable securities (Notes 2.d and 3)	99,630	99,950	844
Receivables:
Trade notes	48,972	40,858	415
Trade accounts	12,886,529	12,135,311	109,208
Other	223,905	298,286	1,898
Inventories (Notes 2.c and 4)	1,474,151	1,401,935	12,493
Short-term investments		1,000
Short-term loans	9,357	12,815	79
Deferred tax assets (Notes 2.o and 8)	1,732,792	1,432,604	14,685
Prepaid expenses and other	368,702	238,207	3,125
Allowance for doubtful accounts	(87,181)	(63,458)	(739)

Total current assets	¥25,346,406	¥24,429,796	$214,801

PROPERTY, PLANT AND EQUIPMENT (Notes 2.f and 2.g):
Land	867,322	1,065,241	7,350
Buildings and structures	1,585,367	1,659,374	13,435
Machinery and equipment	1,066,908	1,081,968	9,042
Furniture and fixtures	1,303,375	1,265,164	11,046

Total	4,822,972	5,071,747	40,873
Accumulated depreciation	(2,858,436)	(2,802,729)	(24,224)

Net property, plant and equipment	1,964,536	2,269,018	16,649

INVESTMENTS AND OTHER ASSETS:
Investment securities (Notes 2.d and 3)	1,251,372	1,527,965	10,605
Investment in an associated company (Note 2.e)	378,184	338,891	3,205
Golf membership (Note 2.h)	177,210	257,233	1,502
Operating rights (Note 2.i)	94,810	120,091	803
Goodwill (Note 12)	4,057,129	4,865,110	34,382
Lease deposits (Note 2.j)	951,459	995,069	8,063
Insurance deposits (Note 2.j)	575,626	582,581	4,878
Deferred tax assets (Notes 2.o and 8)	551,528	732,562	4,674
Other assets	501,567	632,459	4,250
Allowance for doubtful accounts	(84,265)	(157,182)	(714)

Total investments and other assets	8,454,620	9,894,779	71,648

TOTAL	¥35,765,562	¥36,593,593	$303,098

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Balance Sheets

March 31, 2007 and 2006

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2007	2006	2007
	(Unaudited)
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term bank loans (Note 5)		¥650,000
Current portion of long-term loans (Note 5)	¥898,696	1,115,436	$7,616
Payables:
Trade notes	851,890	926,256	7,219
Trade accounts	7,172,572	6,532,040	60,785
Associated company	15,331	17,608	130
Other	379,572	429,752	3,217
Income taxes payable	1,507,566	1,263,892	12,776
Consumption tax payable	950,143	820,226	8,052
Accrued bonuses to employees	3,281,882	2,680,032	27,812
Accrued bonuses to directors and corporate auditors (Note 2.n)	61,196		519
Accrued expenses	5,808,826	5,527,821	49,227
Other current liabilities	924,993	1,015,904	7,839

Total current liabilities	¥21,852,667	¥20,978,967	$185,192

LONG-TERM LIABILITIES:
Long-term loans (Note 5)	1,831,976	5,480,272	15,525
Employees’ retirement benefits (Notes 2.k and 6)	1,285,303	1,534,371	10,892
Retirement benefits for directors and corporate auditors (Note 2.k)	242,308	269,517	2,053
Deferred tax liabilities (Notes 2.o and 8)	1,784	2,952	15
Other long-term liabilities	43,756	16,489	371

Total long-term liabilities	3,405,127	7,303,601	28,856

MINORITY INTERESTS		32,306

COMMITMENTS AND CONTINGENT LIABILITIES (Note 9)

EQUITY (Note 7):
Common stock—authorized, 28,000,000 shares; issued, 11,507,826 shares (unaudited for 2006) in 2007 and 2006	1,909,797	1,909,797	16,185
Additional paid-in capital	2,591,398	2,591,398	21,961
Retained earnings	6,320,852	4,004,053	53,567
Unrealized gain on available-for-sale securities	205,481	314,554	1,741
Treasury stock—at cost, 365,181 shares in 2007 and 355,025 shares (unaudited) in 2006	(555,730)	(541,083)	(4,709)

Total	10,471,798	8,278,719	88,745
Minority interests	35,970		305

Total equity	10,507,768	8,278,719	89,050

TOTAL	¥35,765,562	¥36,593,593	$303,098

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Income

Years Ended March 31, 2007, 2006 and 2005

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2007	2006	2005	2007
		(Unaudited)	(Unaudited)
NET SALES	¥138,726,955	¥121,887,381	¥114,646,211	$1,175,652

COST OF SALES	121,656,834	107,420,850	100,711,688	1,030,990

Gross profit	17,070,121	14,466,531	13,934,523	144,662

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,516,683	10,721,378	10,402,254	106,074

Operating income	4,553,438	3,745,153	3,532,269	38,588

OTHER INCOME (EXPENSES):
Interest and dividends income	22,869	15,595	15,364	194
Interest expense	(59,394)	(64,672)	(49,917)	(503)
Loss on devaluation of property, plant and equipment			(75,745)
Loss on impairment of long-lived assets	(83,541)	(214,481)		(708)
Loss on devaluation of golf membership			(52,700)
Other—net	278,824	126,561	(59,674)	2,363

Other income (expenses)—net	158,758	(136,997)	(222,672)	1,346

INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	4,712,196	3,608,156	3,309,597	39,934

INCOME TAXES (Note 8):
Current	2,373,818	2,095,535	2,047,202	20,117
Deferred	(48,718)	(185,546)	(134,870)	(413)

Total income taxes	2,325,100	1,909,989	1,912,332	19,704

MINORITY INTERESTS IN NET INCOME	(3,664)	(102,039)	(355,034)	(31)

NET INCOME	¥2,383,432	¥1,596,128	¥1,042,231	$20,199

	Yen			U.S. Dollars
	2007	2006	2005	2007
		(Unaudited)	(Unaudited)
PER SHARE OF COMMON STOCK—Net income (Note 2.q)	¥213.82	¥137.53	¥90.18	$1.8

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Changes in Equity

Years Ended March 31, 2007, 2006 and 2005

		Thousands of Yen
	Outstanding Number of Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Unrealized Gain on Available- for-sale Securities	Foreign Currency Translation Adjustments	Treasury Stock	Total	Minority Interests	Total Equity
BALANCE, APRIL 1, 2004 (unaudited)	11,340,549	¥1,909,797	¥2,591,398	¥4,996,833	¥(76,806)	¥(10,158)	¥(264,560)	¥9,146,504		¥9,146,504
Net income (unaudited)				1,042,231				1,042,231		1,042,231
Bonuses to directors and a corporate auditor (unaudited)				(30,627)				(30,627)		(30,627)
Purchases of treasury stock (unaudited)	(165,634)						(245,831)	(245,831)		(245,831)
Net increase in unrealized gain on available-for-sale securities (unaudited)					179,816			179,816		179,816
Net change in foreign currency translation adjustments (unaudited)						10,158		10,158		10,158

BALANCE, MARCH 31, 2005 (unaudited)	11,174,915	1,909,797	2,591,398	6,008,437	103,010		(510,391)	10,102,251		10,102,251
Net income (unaudited)				1,596,128				1,596,128		1,596,128
Bonuses to directors and a corporate auditor (unaudited)				(29,879)				(29,879)		(29,879)
Purchases of treasury stock (unaudited)	(22,114)						(30,692)	(30,692)		(30,692)
Retirement of treasury stock (unaudited)				(8,421)				(8,421)		(8,421)
Decrease by merger of consolidated subsidiaries (Note 12.a) (unaudited)				(3,562,212)				(3,562,212)		(3,562,212)
Net increase in unrealized gain on available-for-sale securities (unaudited)					211,544			211,544		211,544

(continued)

		Thousands of Yen
	Outstanding Number of Shares of Common Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Unrealized Gain on Available- for-sale Securities	Foreign Currency Translation Adjustments	Treasury Stock	Total	Minority Interests	Total Equity
BALANCE, MARCH 31, 2006 (unaudited)	11,152,801	1,909,797	2,591,398	4,004,053	314,554		(541,083)	8,278,719		8,278,719
Reclassified balance as of March 31, 2006 (Note 2.l)									¥32,306	32,306
Net income				2,383,432				2,383,432		2,383,432
Bonuses to directors and a corporate auditor				(61,142)				(61,142)		(61,142)
Purchases of treasury stock	(10,156)						(14,647)	(14,647)		(14,647)
Net change in the year					(109,073)			(109,073)	3,664	(105,409)
Other				(5,491)				(5,491)		(5,491)

BALANCE, MARCH 31, 2007	11,142,645	¥1,909,797	¥2,591,398	¥6,320,852	¥205,481		¥(555,730)	¥10,471,798	¥35,970	¥10,507,768

		Thousands of U.S. Dollars (Note 1)
		Common Stock	Additional Paid-in Capital	Retained Earnings	Unrealized Gain on Available- for-sale Securities	Foreign Currency Translation Adjustments	Treasury Stock	Total	Minority Interests	Total Equity
BALANCE, MARCH 31, 2006 (unaudited)		$16,185	$21,961	$33,933	$2,666		$(4,585)	$70,160		$70,160
Reclassified balance as of March 31, 2006 (Note 2.l)									$274	274
Net income				20,199				20,199		20,199
Bonuses to directors and a corporate auditor				(518)				(518)		(518)
Purchase of treasury stock							(124)	(124)		(124)
Net change in the year					(925)			(925)	31	(894)
Other				(47)				(47)		(47)

BALANCE, MARCH 31, 2007		$16,185	$21,961	$53,567	$1,741		$(4,709)	$88,745	$305	$89,050

See notes to consolidated financial statements

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2007, 2006 and 2005

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2007	2006	2005	2007
		(Unaudited)	(Unaudited)
OPERATING ACTIVITIES:
Income before income taxes and minority interests	¥4,712,196	¥3,608,156	¥3,309,597	$39,934
Adjustments for:
Income taxes—paid	(2,102,635)	(2,021,635)	(2,156,250)	(17,819)
Depreciation and amortization	530,677	477,468	533,983	4,497
Amortization of goodwill	507,980	300,264	420,793	4,305
Provision for (reversal of) allowance for doubtful receivables	31,760	(122,756)	(25,429)	269
Provision for accrued bonuses to employees	606,136	266,739	138,670	5,137
Provision for accrued bonuses to directors and a corporate auditor	61,196			519
(Reversal of) provision for accrued retirement benefits	(249,068)	54,475	80,943	(2,111)
(Reversal of) provision for accrued retirement benefits for directors and a corporate auditor	(27,209)	37,539	(5,992)	(231)
Equity in earnings of an associated company	(44,783)	(44,725)	(13,978)	(380)
Gain on sale of property, plant and equipment	(49,626)	(6,430)	(16)	(420)
Loss on disposal and sales of property, plant and equipment	14,733	14,502	30,716	125
Gain on sale of shares of subsidiary	(103,859)			(880)
Loss on impairment of long-lived assets	83,541	214,481		708
Loss on devaluation of property, plant and equipment			75,745
Prior period adjustments	88,577			751
Write-off of intangible assets	37,724		42,720	320
Gain on sales of investment securities	(123,748)	(1,918)	(4,087)	(1,049)
Write-off of investment securities	22,926		20,174	194
Loss on devaluation of golf membership			52,700
Bonuses to directors and a corporate auditor—paid	(61,142)	(46,022)	(46,642)	(518)
Increase in trade receivables	(856,635)	(556,594)	(428,796)	(7,260)
Increase in inventories	(85,400)	(69,853)	(117,150)	(724)
(Increase) decrease in interest receivable	(944)	158	(175)	(8)
Increase in trade payables	567,407	744,355	91,177	4,809
Increase (decrease) in interest payable	2,792	(4,779)	(31)	24
Other—net	553,313	569,249	497,323	4,689

Total adjustments	(596,287)	(195,482)	(813,602)	(5,053)

Net cash provided by operating activities—(Forward)	¥4,115,909	¥3,412,674	¥2,495,995	$34,881

(continued)

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2007, 2006 and 2005

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2007	2006	2005	2007
		(Unaudited)	(Unaudited)
Net cash provided by operating activities—(Forward)	¥4,115,909	¥3,412,674	¥2,495,995	$34,881

INVESTING ACTIVITIES:
Proceeds from time deposit maturities			2,200
Increase in time deposits			(1,000)
Purchases of marketable securities		(25)	(25)
Proceeds from sales of marketable securities	320	4	25	3
Purchases of property, plant and equipment	(293,459)	(334,330)	(253,257)	(2,487)
Proceeds from sales of property, plant and equipment	193,247	79,353	8,835	1,638
Purchases of intangible assets	(112,042)	(141,335)	(166,450)	(950)
Proceeds from sales of intangible assets	726	50	1,801	6
Purchases of operating rights		(126,000)
Purchases of investment securities	(24,582)	(20,428)	(15,419)	(208)
Proceeds from sales of investment securities	219,365	3,000	21,361	1,859
Proceeds from sale of shares of a subsidiary	156,994			1,330
Proceeds from liquidation of an associated company		23,812
Acquisitions of subsidiaries, net of cash acquired		(2,627,948)
Purchases of subsidiaries’ shares (Note 12.a)		(6,131,375)	(10,098)
Disbursements for originating loans	(15,282)	(9,810)	(22,345)	(130)
Proceeds from collections of loans	17,935	19,279	20,862	152
Other	27,814	48,508	(140,910)	236

Net cash provided by (used in) investing activities	171,036	(9,217,245)	(554,420)	1,449

FINANCING ACTIVITIES:
Decrease in short-term bank loans—net	(650,000)	(50,000)	(410,000)	(5,508)
Proceeds from long-term debt		5,600,000
Repayments of long-term debt	(3,865,037)	(2,990,000)	(208,000)	(32,755)
Purchases of treasury stock	(14,647)	(30,692)	(245,831)	(124)
Dividends paid by a subsidiary to minority shareholders		(95,904)	(96,789)

Net cash (used in) provided by financing activities	(4,529,684)	2,433,404	(960,620)	(38,387)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(242,739)	(3,371,167)	980,955	(2,057)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	8,832,288	12,203,455	11,222,500	74,850

CASH AND CASH EQUIVALENTS, END OF YEAR	¥8,589,549	¥8,832,288	¥12,203,455	$72,793

(continued)

AIM SERVICES Co., Ltd. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended March 31, 2007, 2006 and 2005

Additional Information

Interest payments for the years ended March 31, 2007, 2006 and 2005 were as follows:

	Thousands of Yen			Thousands of U.S. Dollars (Note 1)
	2007	2006	2005	2007
		(Unaudited)	(Unaudited)
Interest payments	¥56,602	¥69,451	¥49,948	$480

Non-cash investing and financing activities:

Acquisitions of subsidiaries:
Assets acquired		¥1,671,231
Goodwill		3,282,465
Liabilities assumed		(2,325,748)

Cash paid, net of cash acquired		¥2,627,948

Sale of a subsidiary:
Current assets	¥258,680			$2,192
Fixed assets	8,056			68
Current liabilities	(108,155)			(916)
Gain on sale of shares of a subsidiary	103,859			880

Gross proceeds from sale of shares of a subsidiary	262,440			2,224
Cash and cash equivalents of the sold subsidiary	(105,446)			(894)

Net proceeds from sale of shares of a subsidiary	¥156,994			$1,330

See notes to consolidated financial statements.

AIM SERVICES Co., Ltd. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended March 31, 2007, 2006 and 2005

Information applicable for the years ended Mar 31, 2006 and 2005 is unaudited.

1.	BASIS OF PRESENTING CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Japanese Securities and Exchange Law and its related accounting regulations, and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”). Japanese GAAP varies in certain significant respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Information relating to the nature and effect of such differences is presented in Note 12 to the consolidated financial statements.

In preparing these consolidated financial statements, certain reclassifications and rearrangements have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers outside Japan. In addition, certain reclassifications have been made in the 2005 and 2006 consolidated financial statements to conform to the classifications used in 2007.

The consolidated financial statements are stated in Japanese yen, the currency of the country in which AIM SERVICES Co., Ltd. (the “Company”) is incorporated and operates. The translation of Japanese yen amounts into U.S. dollar amounts is included solely for the convenience of readers outside Japan and has been made at the rate of ¥118 to $1, the approximate rate of exchange at March 31, 2007. Such translation should not be construed as representation that the Japanese yen amounts could be converted into U.S. dollars at that or any other rate.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Consolidation—The consolidated financial statements as of March 31, 2007 include the accounts of the Company and all 18 (19 in 2006, unaudited) subsidiaries (together, the “Group”).

Investment in an associated company (a company over which the Group has the ability to exercise significant influence) is accounted for by the equity method. Refer to Note 2.e.

On December 27, 2005, the Accounting Standards Board of Japan (the “ASBJ”) published a new accounting standard for the statement of changes in equity, which is effective for fiscal years ending on or after May 1, 2006. The consolidated statement of shareholders’ equity, which was previously voluntarily prepared in line with international accounting practices is now required under Japanese GAAP and has been renamed “consolidated statement of changes in equity” in the fiscal year ended March 31, 2007.

The excess of the cost of an acquisition over the fair value of the net assets of the acquired subsidiaries at the date of acquisition is represented as “Goodwill” on the consolidated balance sheets and is being amortized on a straight-line basis over a period from 8 to 13 years.

Intercompany balances and transactions have been eliminated in consolidation. Unrealized profit included in assets resulting from transactions within the Group is eliminated.

b.	Cash and Cash Equivalents—Cash equivalents are short-term investments that are readily convertible into cash and that are exposed to insignificant risk of changes in value. Cash equivalents include time deposits and benefit bonds of securities investment trusts, all of which mature or become due within three months of the date of acquisition.

c.	Inventories—Inventories are mainly stated at the latest purchase price which approximates first-in, first-out cost method.

d.

Marketable and Investment Securities—Marketable and investment securities are classified and accounted for, depending on management’s intent, as follows: (1) held-to-maturity debt securities, which are expected to be held to maturity with the positive intent and ability to hold to maturity, are reported at amortized cost and (2) available-for-sale securities, which are not classified as the aforementioned securities, are reported at fair value with unrealized gains and losses, net of applicable taxes, reported in a separate component of equity.

Non-marketable available-for-sale securities are stated at cost determined by the moving-average method. For other than temporary declines in fair value, non-marketable available-for-sale securities are reduced to net realized value by a charge to income.

e.	Investment in Associated Company—The Company uses the equity method of accounting for its investment in and earnings or losses of an associated company that it does not control but over which it does exert significant influence. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of an investee of between 20% and 50%. The Company determines whether the decline of fair values is other than temporary by considering various factors, such as historical financial data, product development activities and the overall health of the affiliate’s industry. If the Company considers any such decline to be other than temporary then a write-down is recorded to estimated fair value.

f.	Property, Plant and Equipment—Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment of the Group is computed substantially by the declining-balance method at rates based on the estimated useful lives of the assets, while the straight-line method is applied to the buildings which were acquired after April 1, 1998. The range of useful lives is principally from 6 to 50 years for buildings and structures, from 4 to 7 years for machinery and equipment, and from 5 to 20 years for furniture and fixtures.

g.	Impairment of Long-lived Assets—In August 2002, the Business Accounting Council issued a Statement of Opinion, “Accounting for Impairment of Fixed Assets,” and in October 2003 the ASBJ issued ASBJ Guidance No. 6, “Guidance for Accounting Standard for Impairment of Fixed Assets.” These new pronouncements were effective for fiscal years beginning on or after April 1, 2005 with early adoption permitted for fiscal years ending on or after March 31, 2004.

The Group adopted the new accounting standards for impairment of long-lived assets as of April 1, 2005.

The Group reviews its long-lived assets for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. An impairment loss would be recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment loss would be measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

h.	Golf Membership—Golf membership is stated at cost. For other than temporary declines in fair value, golf membership is reduced to net realizable value by a charge to income.

i.	Operating Rights—Operating rights are carried at cost less accumulated amortization, which is calculated by the straight-line method over 5 years.

j.	Deposits—Deposits are mainly comprised of lease deposits for the Group’s office spaces and refundable at the termination of each lease contract.

Insurance deposits consist of life insurance and non-life insurance policies for directors, for which the Company is the named beneficiary. Most of the insurance deposits are refundable.

k.	Retirement and Pension Plans—The Company and certain subsidiaries have a non-contributory funded pension plan covering substantially all of its regular employees. The Group accounted for the liability for retirement benefits based on projected benefit obligations and plan assets at the balance sheet date.

Retirement benefits to directors and corporate auditors are provided at the amount which would be required if all directors and corporate auditors retired at the balance sheet date.

l.	Presentation of Equity—On December 9, 2005, the ASBJ published a new accounting standard for presentation of equity. Under this accounting standard, certain items which were previously presented as liabilities are now presented as components of equity. Such items include stock acquisition rights, minority interests, and any deferred gain or loss on derivatives accounted for under hedge accounting. This standard is effective for fiscal years ending on or after May 1, 2006. The consolidated balance sheet as of March 31, 2007 is presented in line with this new accounting standard.

m.	Leases—All leases are accounted for as operating leases. Under Japanese accounting standards for leases, finance leases that deem to transfer ownership of leased property to a lessee are to be capitalized, while other finance leases are permitted to be accounted for as operating lease transactions if certain “as if capitalized” information is disclosed in the notes to the lessee’s financial statements.

n.	Bonuses to Directors and a Corporate Auditor—Prior to the fiscal year ended March 31, 2005, bonuses to directors and a corporate auditor were accounted for as a reduction of retained earnings in the fiscal year following approval at the general shareholders meeting. The ASBJ issued ASBJ Practical Issues Task Force (PITF) No. 13, “Accounting Treatment for Bonuses to Directors and Corporate Auditors,” which encouraged companies to record bonuses to directors and corporate auditors on the accrual basis with a related charge to income, but still permitted the direct reduction of such bonuses from retained earnings after approval of the appropriation of retained earnings.

The ASBJ replaced the above accounting pronouncement by issuing a new accounting standard for bonuses to directors and corporate auditors on November 29, 2005. Under the new accounting standard, bonuses to directors and corporate auditors must be expensed and are no longer allowed to be directly charged to retained earnings. This accounting standard is effective for fiscal years ending on or after May 1, 2006. The companies must accrue bonuses to directors and corporate auditors at the year end to which such bonuses are attributable.

The Company adopted the new accounting standard for bonuses to directors and a corporate auditor from the year ended March 31, 2007. The effect of adoption of this accounting standard was to decrease income before income taxes and minority interests for the year ended March 31, 2007 by ¥61,196 thousand ($519 thousand).

o.	Income Taxes—The Group adopted the accounting standard for interperiod allocation of income taxes based on the asset and liability method. Deferred income taxes are recorded to reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. These deferred taxes are measured by applying currently enacted tax laws to the temporary differences.

p.	Appropriations of Retained Earnings—Appropriations of retained earnings at each year end are reflected in the consolidated financial statements for the following year upon shareholders’ approval.

q.	Per Share Information—Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common stock outstanding for the period.

r.	Revenue Recognition—Most of operating businesses of the Group have contractual relationships with customers. In these businesses, revenue is recognized in the period in which the services are provided pursuant to the terms of the contracts. Revenue from dining, delivery food and beverage services is recognized upon delivery of food and beverage products.

3.	MARKETABLE AND INVESTMENT SECURITIES

Marketable and investment securities at March 31, 2007 and 2006 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2007	2006	2007
	(Unaudited)
Current—Debt securities	¥99,630	¥99,950	$844

Total	¥99,630	¥99,950	$844

Non-current:
Marketable equity securities	¥846,268	¥1,104,935	$7,172
Non-marketable equity securities	405,104	423,030	3,433

Total	¥1,251,372	¥1,527,965	$10,605

Information regarding marketable equity securities classified as available-for-sale at March 31, 2007 and 2006 is as follows:

	Thousands of Yen
	Cost	Unrealized Gains	Unrealized Losses	Fair Value
March 31, 2007
Available-for-sale equity securities	¥334,865	¥513,888	¥2,485	¥846,268

March 31, 2006 (Unaudited)
Available-for-sale equity securities	410,899	694,924	888	1,104,935

	Thousands of U.S. Dollars
	Cost	Unrealized Gains	Unrealized Losses	Fair Value
March 31, 2007
Available-for-sale equity securities	$2,838	$4,355	$21	$7,172

Carrying amounts of available-for-sale securities and held-to-maturity securities whose fair value is not readily determinable as of March 31, 2007 and 2006 were as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2007	2006	2007
	(Unaudited)
Available-for-sale—Non-marketable equity securities	¥405,104	¥423,030	$3,433
Held-to-maturity	99,630	99,950	844

Total	¥504,734	¥522,980	$4,277

The carrying amounts of debt securities by contractual maturities for securities classified as held-to-maturity at March 31, 2007 were as follows:

	Thousands of Yen	Thousands of U.S. Dollars
Due within one year	¥99,630	$844

4.	INVENTORIES

Inventories at March 31, 2007 and 2006 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2007	2006	2007
	(Unaudited)
Merchandise	¥450,682	¥500,368	$3,820
Raw materials	809,025	716,175	6,856
Supplies	214,444	185,392	1,817

Total	¥1,474,151	¥1,401,935	$12,493

5.	SHORT-TERM BANK LOANS AND LONG-TERM LOANS

Short-term bank loans at March 31, 2006 consisted of notes to banks. The annual interest rates applicable to the short-term bank loans ranged from 0.60% to 0.89% (unaudited) at March 31, 2006.

As is customary in Japan, the Group maintains substantial deposit balances with banks with which it has borrowings. Such deposit balances are not legally or contractually restricted as to withdrawal.

Long-term loans at March 31, 2007 and 2006 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2007	2006	2007
	(Unaudited)
Loans from banks, 1.23% (0.77% in 2006, unaudited), due serially to 2012—Collateralized	¥2,730,672	¥6,595,708	$23,141
Less current portion	(898,696)	(1,115,436)	(7,616)

Long-term loans, less current portion	¥1,831,976	¥5,480,272	$15,525

Annual maturities of long-term loans at March 31, 2007 were as follows:

Year Ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2008	¥898,696	$7,616
2009	661,576	5,606
2010	560,000	4,746
2011	560,000	4,746
2012	50,400	427

Total	¥2,730,672	$23,141

6.	LIABILITY FOR EMPLOYEES’ RETIREMENT BENEFITS

The Company and certain subsidiaries have severance payment plans for employees.

Under most circumstances, employees terminating their employment are entitled to retirement benefits determined based on the rate of pay at the time of termination, years of service and certain other factors. Such retirement benefits are made in the form of a lump-sum severance payment from the Company or from certain subsidiaries and annuity payments from a trustee. Employees are entitled to larger payments if the termination is involuntary, by retirement at the mandatory retirement age, or by death.

The liability for employees’ retirement benefits at March 31, 2007 and 2006 consisted of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2007	2006	2007
	(Unaudited)
Projected benefit obligation	¥7,117,408	¥6,735,663	$60,317
Fair value of plan assets	(6,782,826)	(5,967,286)	(57,482)
Unrecognized actuarial gain	950,721	765,994	8,057

Net liability	¥1,285,303	¥1,534,371	$10,892

The components of net periodic benefit costs are as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2007	2006	2005	2007
		(Unaudited)	(Unaudited)
Service cost	¥528,933	¥509,023	¥523,562	$4,482
Interest cost	128,002	119,949	117,345	1,085
Expected return on plan assets	(122,884)	(13,495)	(12,081)	(1,041)
Recognized actuarial (gain) loss	(7,966)	105,154	97,717	(68)

Net periodic benefit costs	¥526,085	¥720,631	¥726,543	$4,458

Assumptions used for the years ended March 31, 2007 and 2006, are set forth as follows:

	2007	2006
		(Unaudited)
Discount rate	2.0%	2.0%
Expected rate of return on plan assets	From 2.0% to 3.6%	From 0.0% to 2.5%
Recognition period of actuarial gain/loss	From 5 to 12 years	From 5 to 14 years

7.	EQUITY

On and after May 1, 2006, Japanese companies are subject to a new corporate law of Japan (the “Corporate Law”), which reformed and replaced the Commercial Code of Japan (the “Code”) with various revisions that are, for the most part, applicable to events or transactions which occur on or after May 1, 2006 and for the fiscal years ending on or after May 1, 2006. The significant changes in the Corporate Law that affect financial and accounting matters are summarized below:

a.	Dividends

Under the Corporate Law, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting, if companies that meet certain criteria such as; (1) having the Board of Directors, (2) having independent auditors, (3) having the Board of Corporate Auditors, and (4) the term of service of the directors is prescribed as one year rather than two years of normal term by its articles of incorporation. The Board of Directors may declare dividends (except for dividends in kind) at any time during the fiscal year if the company has prescribed so in its articles of incorporation. The Company meets all the above criteria.

The Corporate Law permits companies to distribute dividends-in-kind (non-cash assets) to shareholders subject to a certain limitation and additional requirements.

Semiannual interim dividends may also be paid once a year upon resolution by the Board of Directors if the articles of incorporation of the company so stipulate. The Corporate Law provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3 million.

b.	Increases/Decreases and Transfer of Common Stock, Reserve and Surplus

The Corporate Law requires that an amount equal to 10% of dividends must be appropriated as a legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total aggregate amount of legal reserve and additional paid-in capital equals 25% of the common stock. Under the Corporate Law, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Corporate Law also provides that common stock, legal reserve, additional paid-in capital, other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

c.	Treasury Stock and Treasury Stock Acquisition Rights

The Corporate Law also provides for companies to purchase treasury stock and dispose of such treasury stock by resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the amount available for distribution to the shareholders which is determined by specific formula. Under the Corporate Law, stock acquisition rights, which were previously presented as a liability, are now presented as a separate component of equity. The Corporate Law also provides that companies can purchase both treasury stock acquisition rights and treasury stock. Such treasury stock acquisition rights are presented as a separate component of equity or deducted directly from stock acquisition rights.

8.	INCOME TAXES

The tax effects of temporary differences and loss carryforwards which resulted in deferred tax assets at March 31, 2007 and 2006 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2007	2006	2007
		(Unaudited)
Current:
Deferred tax assets:
Accrued bonuses to employees	¥1,346,338	¥1,082,635	$11,410
Accrued enterprise taxes	123,059	108,981	1,043
Social insurance contributions by employers	177,985	133,854	1,508
Accrued business office taxes	19,556	18,955	166
Other	69,548	88,179	589

Total	1,736,486	1,432,604	14,716

Deferred tax liabilities—other	3,694		31

Total	3,694		31

Net deferred tax assets	¥1,732,792	¥1,432,604	$14,685

	Thousands of Yen		Thousands of U.S. Dollars
	2007	2006	2007
		(Unaudited)
Non-current:
Deferred tax assets:
Employee’s retirement benefits	¥472,356	¥562,668	$4,003
Loss on devaluation of investment securities	67,492	64,482	572
Loss on devaluation of golf membership	15,501	13,570	131
Retirement benefits for directors and corporate auditors	96,670	108,080	819
Loss on impairment of long-lived assets	83,785	176,281	710
Allowance for doubtful accounts	34,731	63,740	294
Loss carryforwards	56,861	254,949	482
Other	23,908	16,492	203
Less valuation allowance	(96,194)	(254,949)	(815)

Total	755,110	1,005,313	6,399

Deferred tax liabilities—net unrealized gain on available-for-sale securities	205,366	275,703	1,740

Total	205,366	275,703	1,740

Net deferred tax assets	¥551,528	¥732,562	$4,674

Net deferred tax liabilities	¥1,784	¥2,952	$15

A reconciliation between the normal effective statutory tax rate and the actual effective tax rate reflected in the accompanying consolidated statements of income for the years ended March 31, 2007, 2006 and 2005 is as follows:

	2007	2006	2005
		(Unaudited)	(Unaudited)
Normal effective statutory tax rate	40%	41%	41%
Expenses not deductible for income tax purposes	1	4	2
Non-taxable dividend income	(2)	(3)
Per capita levy of local taxes	7	8	12
Amortization of goodwill	4	3	5
Other—net	(1)		(2)

Actual effective tax rate	49%	53%	58%

At March 31, 2007, certain subsidiaries have tax loss carryforwards aggregating ¥140,779 thousand ($1,193 thousand), which are available to be offset against taxable income of such subsidiaries in future years. These tax loss carryforwards, if not utilized, will expire as follows:

Year Ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2013	¥140,779	$1,193

9.	LEASES

The Group leases certain machinery, computer equipment, office space and other assets.

Total rental expenses for the years ended March 31, 2007, 2006 and 2005 were ¥1,135,621 thousand ($9,624 thousand), ¥981,846 thousand (unaudited) and ¥986,864 thousand (unaudited), respectively, including ¥449,073 thousand ($3,806 thousand), ¥152,937 thousand (unaudited) and ¥165,453 thousand (unaudited) of lease payments under finance leases. For the year ended March 31, 2007, the Group recorded an impairment loss of ¥12,304 thousand ($104 thousand) on certain leased property held under finance leases that do not transfer ownership and an allowance for impairment loss on leased property, which is included in long-term liabilities—other.

Pro forma information of leased property such as acquisition cost, accumulated depreciation, accumulated impairment loss, obligations under finance leases, depreciation expense, interest expense and other information of finance leases that do not transfer ownership of the leased property to the lessee on an “as if capitalized” basis for the years ended March 31, 2007 and 2006, was as follows:

	Thousands of Yen				Thousands of U.S. Dollars
	2007				2007
	Machinery and Equipment	Furniture and Fixtures	Software	Total	Machinery and Equipment	Furniture and Fixtures	Software	Total
Acquisition cost	¥60,489	¥1,900,986	¥268,785	¥2,230,260	$513	$16,110	$2,278	$18,901
Accumulated depreciation	41,472	757,678	107,620	906,770	352	6,421	912	7,685
Accumulated impairment loss		4,157	8,028	12,185		35	68	103

Net leased property	¥19,017	¥1,139,151	¥153,137	¥1,311,305	$161	$9,654	$1,298	$11,113

	Thousands of Yen
	2006
	(Unaudited)
	Machinery and Equipment	Furniture and Fixtures	Software	Total
Acquisition cost	¥84,382	¥1,291,495	¥128,956	¥1,504,833
Accumulated depreciation	57,122	493,235	24,540	574,897

Net leased property	¥27,260	¥798,260	¥104,416	¥929,936

Obligations under finance leases:

	Thousands of Yen		Thousands of U.S. Dollars
	2007	2006	2007
		(Unaudited)
Due within one year	¥448,096	¥326,215	$3,798
Due after one year	898,738	621,475	7,616

Total	¥1,346,834	¥947,690	$11,414

Allowance for impairment loss on leased property of ¥12,185 thousand ($103 thousand) as of March 31, 2007 is not included in obligations under finance leases.

Depreciation expense, interest expense and other information under finance leases:

	Thousands of Yen			Thousands of U.S. Dollars
	2007	2006	2005	2007
		(Unaudited)	(Unaudited)
Depreciation expense	¥429,196	¥147,709	¥158,178	$3,638
Interest expense	25,168	4,237	5,499	213

Total	¥454,364	¥151,946	¥163,677	$3,851

Reversal of allowance for impairment loss on leased property	¥119			$1

Impairment loss	12,304			104

Depreciation expense and interest expense, which are not reflected in the accompanying consolidated statements of income, are computed by the straight-line method and the interest method, respectively.

The minimum rental commitments under noncancelable operating leases as a lessee at March 31, 2007 were as follows:

	Thousands of Yen	Thousands of U.S. Dollars
Due within one year	¥8,775	$74
Due after one year	27,934	237

Total	¥36,709	$311

10.	SEGMENT INFORMATION

Information about industry segments of the Group for the years ended March 31, 2007, 2006 and 2005 is as follows:

Industry Segments

a.	Sales and Operating Income

	Thousands of Yen
	2007
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Extermination of Harmful Insects and Facility Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥121,391,191	¥8,611,205	¥5,859,573	¥786,191	¥1,407,703	¥671,092	¥138,726,955		¥138,726,955
Intersegment sales	1,039	198,892	133,532	72,240	330,382	256,363	992,448	¥(992,448)

Total sales	121,392,230	8,810,097	5,993,105	858,431	1,738,085	927,455	139,719,403	(992,448)	138,726,955
Operating expenses	115,952,849	8,429,934	5,789,512	844,583	1,606,168	933,234	133,556,280	617,237	134,173,517

Operating income (loss)	¥5,439,381	¥380,163	¥203,593	¥13,848	¥131,917	¥(5,779)	¥6,163,123	¥(1,609,685)	¥4,553,438

b. Assets, Depreciation, Impairment Loss and Capital Expenditures

	Thousands of Yen
	2007
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Extermination of Harmful Insects and Facility Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Assets	¥29,987,693	¥5,314,952	¥1,328,449		¥1,457,939	¥54,821	¥38,143,854	¥(2,378,292)	¥35,765,562
Depreciation	222,913	25,602	11,811	¥1,300	77,832	817	340,275	165,121	505,396
Impairment loss	83,541						83,541		83,541
Capital expenditures	201,136	36,592	10,132		71,317	164	319,341	113,283	432,624

a. Sales and Operating Income

	Thousands of U.S. Dollars
	2007
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Extermination of Harmful Insects and Facility Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	$1,028,739	$72,976	$49,657	$6,663	$11,930	$5,687	$1,175,652		$1,175,652
Intersegment sales	9	1,685	1,132	612	2,800	2,173	8,411	$(8,411)

Total sales	1,028,748	74,661	50,789	7,275	14,730	7,860	1,184,063	(8,411)	1,175,652
Operating expenses	982,652	71,439	49,064	7,158	13,612	7,909	1,131,834	5,230	1,137,064

Operating income (loss)	$46,096	$3,222	$1,725	$117	$1,118	$(49)	$52,229	$(13,641)	$38,588

b. Assets, Depreciation, Impairment Loss and Capital Expenditures

	Thousands of U.S. Dollars
	2007
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Extermination of Harmful Insects and Facility Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Assets	$254,133	$45,042	$11,258		$12,355	$465	$323,253	$(20,155)	$303,098
Depreciation	1,889	217	100	$11	660	7	2,884	1,399	4,283
Impairment loss	708						708		708
Capital expenditures	1,705	310	86		604	1	2,706	960	3,666

a. Sales and Operating Income

	Thousands of Yen
	2006
	(Unaudited)
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Extermination of Harmful Insects and Facility Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥111,997,410	¥2,152,070	¥5,109,697	¥797,929	¥1,384,319	¥445,956	¥121,887,381		¥121,887,381
Intersegment sales	99,136	176,779	102,952	334,706	276,841	199,799	1,190,213	¥(1,190,213)

Total sales	112,096,546	2,328,849	5,212,649	1,132,635	1,661,160	645,755	123,077,594	(1,190,213)	121,887,381
Operating expenses	107,060,073	2,210,537	5,065,746	1,123,779	1,539,309	619,321	117,618,765	523,463	118,142,228

Operating income	¥5,036,473	¥118,312	¥146,903	¥8,856	¥121,851	¥26,434	¥5,458,829	¥(1,713,676)	¥3,745,153

b. Assets, Depreciation, Impairment Loss and Capital Expenditures

	Thousands of Yen
	2006
	(Unaudited)
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Extermination of Harmful Insects and Facility Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Assets	¥28,793,260	¥6,020,042	¥1,101,553	¥337,301	¥1,502,789	¥87,155	¥37,842,100	¥(1,248,507)	¥36,593,593
Depreciation	232,142	12,419	11,099	1,482	73,271	457	330,870	146,929	477,799
Impairment loss	214,481						214,481		214,481
Capital expenditures	450,089	20,146	21,365	1,297	62,989		555,886	73,455	629,341

a. Sales and Operating Income

	Thousands of Yen
	2005
	(Unaudited)
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Extermination of Harmful Insects and Facility Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Sales to customers	¥105,558,641	¥2,338,700	¥4,246,824	¥663,474	¥1,358,759	¥479,813	¥114,646,211		¥114,646,211
Intersegment sales	124,198	167,272	100,251	413,897	219,939	207,485	1,233,042	¥(1,233,042)

Total sales	105,682,839	2,505,972	4,347,075	1,077,371	1,578,698	687,298	115,879,253	(1,233,042)	114,646,211
Operating expenses	100,812,584	2,413,035	4,158,854	1,063,253	1,465,313	685,536	110,598,575	515,367	111,113,942

Operating income	¥4,870,255	¥92,937	¥188,221	¥14,118	¥113,385	¥1,762	¥5,280,678	¥(1,748,409)	¥3,532,269

b.	Assets, Depreciation and Capital Expenditures

	Thousands of Yen
	2005
	(Unaudited)
	Food Business	Office Coffee and Tea Services	Temporary Staffing Services	Extermination of Harmful Insects and Facility Services	Linen Supply	Other Services	Total	Eliminations/ Corporate	Consolidated
Assets	¥29,542,880	¥366,289	¥948,492	¥320,812	¥1,558,174	¥88,860	¥32,825,507	¥3,444,217	¥36,269,724
Depreciation	261,155	12,307	5,730	1,627	86,532	564	367,915	166,067	533,982
Capital expenditures	261,385	12,863	26,888	2,924	11,239	1,280	316,579	142,721	459,300

Notes:

1.    The Office Coffee Services was renamed the Office Coffee and Tea Services for the fiscal year ended March 31, 2007. The information of industry segments for the years ended March 31, 2006 and 2005 was changed to the new segment name.

2.    The effect of the change in the accounting for bonuses to directors and a corporate auditor in Note 2.l was to decrease operating income of the Food Business and Temporary Staffing Services for the year ended March 31, 2007 by ¥58,546 thousand ($496 thousand) and ¥2,650 thousand ($23 thousand), respectively, from such segments in the prior year.

The Company has no branch offices or subsidiaries in foreign countries, therefore geographic segment information has not been disclosed. Also, sales to foreign customers have not been presented because neither the Company nor its subsidiaries recorded foreign sales for the years ended March 31, 2007, 2006 and 2005.

11.	RELATED PARTY TRANSACTIONS

Transactions of the Company with related parties for the years ended March 31, 2007, 2006 and 2005 were as follows:

	Thousands of Yen			Thousands of U.S. Dollars
	2007	2006	2005	2007
		(Unaudited)	(Unaudited)
Short-term loans made to a subsidiary of a shareholder during the year	¥1,418,356		¥1,000,000	$12,020
Tax accountant fee to a corporate auditor	1,800	¥1,800	1,800	15

Short-term loans to a subsidiary of a shareholder mentioned above in 2007 amounted to ¥1,700,000 thousand ($14,406 thousand) as of March 31, 2007.

12.	RECONCILIATION TO U.S. GAAP

The consolidated financial statements of the Company are prepared in accordance with Japanese GAAP, which varies in certain significant respects from U.S. GAAP. The following are reconciliations of equity and net income of the Company applying U.S. GAAP instead of Japanese GAAP.

The Group’s equity as of March 31, 2007 is reconciled as follows:

	Thousands of Yen	Thousands of U.S. Dollars
	2007	2007
Equity in accordance with Japanese GAAP	¥10,507,768	$89,050
Differences arising from different accounting for:
a. Goodwill, intangible assets and other business combination related adjustments	6,839,912	57,965
b. Accrued vacation	(1,669,897)	(14,153)
c. Employees’ retirement benefits	757,876	6,423
d. Asset retirement obligation	(66,586)	(564)
e. Capital leases	(30,524)	(259)
f. Minority interests	(35,970)	(305)
g. Tax effect of adjustments	(2,249,448)	(19,063)

Total	3,545,363	30,044

Shareholders’ equity in accordance with U.S. GAAP	¥14,053,131	$119,094

The Group’s net income for the year ended March 31, 2007 is reconciled as follows:

	Thousands of Yen	Thousands of U.S. Dollars
	2007	2007
Net income in accordance with Japanese GAAP	¥2,383,432	$20,199
Differences arising from different accounting for:
a. Goodwill, intangible assets and other business combination related adjustments	228,708	1,938
b. Accrued vacation	(174,877)	(1,482)
c. Employees’ retirement benefits	(48,173)	(408)
d. Asset retirement obligation	(8,385)	(71)
e. Capital leases	(6,296)	(53)
g. Tax effect of adjustments	219,771	1,862

Total	210,748	1,786

Net income in accordance with U.S. GAAP	¥2,594,180	$21,985

Statement of Financial Accounting Standards (“SFAS”) 130, “Reporting Comprehensive Income,” establishes rules for the reporting of comprehensive income and its components. The following table summarizes the components of comprehensive income under U.S. GAAP for the year ended March 31, 2007.

	Thousands of Yen	Thousands U.S. Dollars
	2007	2007
Net income in accordance with U.S. GAAP	¥2,594,180	$21,985
Unrealized loss on available-for-sale securities (net of tax)	(109,073)	(925)
Adjustment to pension liability (net of tax)	106,152	900

Total comprehensive income	¥2,591,259	$21,960

The analysis of changes in shareholders’ equity under U.S. GAAP is as follows:

	Thousands of Yen	Thousands U.S. Dollars
	2007	2007
Shareholders’ equity as of March 31, 2006 in accordance with U.S. GAAP	¥11,482,010	$97,305
Comprehensive income	2,591,259	21,960
Purchases of treasury stock	(14,647)	(124)
Other	(5,491)	(47)

Shareholders’ equity as of March 31, 2007 in accordance with U.S. GAAP	¥14,053,131	$119,094

The following is a summary of the significant adjustments made to equity and net income to reconcile the Japanese GAAP results with U.S. GAAP. The paragraphs below refer to the corresponding items set forth above.

a)	Business combinations

Under Japanese GAAP, the Business Accounting Council issued a Statement of Opinion, “Accounting for Business Combinations” in October 2003 which is effective for fiscal years beginning on or after April 1, 2006. Before this statement, there was no specific accounting standard addressing accounting for business combinations; therefore, companies followed common business practices dictated by the Code.

Under the purchase method generally applied by Japanese companies, goodwill is measured as the excess of cost over carrying values of the individual assets acquired and liabilities assumed at the acquisition date. Subsequently, the goodwill is amortized on a straight-line basis over a number of years that may vary, depending on the nature of the acquired business.

Under U.S. GAAP, all business combinations (excluding combinations of entities under common control) are accounted for using the purchase method as defined in SFAS No. 141, “Business Combinations.” SFAS No. 141 requires that the net assets, tangible and identifiable intangible assets less liabilities of the acquired company be recorded at fair value, with the difference between the cost of an acquired company and the fair value of the acquired net assets recorded as goodwill. Also, after the adoption of SFAS No. 142, “Goodwill and Intangible Assets,” goodwill and recognized indefinite-lived intangible assets in a business combination are not amortized, but are tested for impairment at least annually, as well as on an interim basis if events or changes in circumstances indicate that the goodwill and indefinite-lived intangible assets might be impaired. Separate intangible assets that are not deemed to have an indefinite life are amortized over their expected economic life and also tested for impairment.

In 2000, the Company purchased 100% of the outstanding common stock of KK Kizembo (“Kizembo”). In December 2005, the Company purchased 100% of the common stock of Yamato Corporation (“Yamato”). In July 2002, the Company purchased 100% of the common stock of Atlas Co. (“Atlas”) which owned 52.8% of the common stock of Mefos Co. (“Mefos”); subsequently, Atlas acquired in a series of step acquisitions the remaining 47.2% of common stock of Mefos by December 2005.

In March 2006, the Company and Atlas merged, leaving the Company as the surviving entity. As a result of the merger, the Company directly held 100% of the common stock of Mefos. Under Japanese GAAP, and in line with the Code, the Company consolidated the net carrying amount of the assets and liabilities of Mefos and wrote off the unamortized amount of goodwill related to the previous acquisition of Atlas and its subsidiary Mefos. The one-time accelerated goodwill amortization charge of ¥3,562,212 thousand was recognized as a reduction of the Company’s 2006 retained earnings.

Under U.S. GAAP, the March 2006 merger between the Company and Atlas was accounted for as a transfer of net assets or equity interests between the entities under common control. Such transfer is accounted for by the receiving entity at the carrying amounts, including goodwill in the accounts of the transferring entity at the date of the transfer. Consequently, the one-time accelerated goodwill amortization charge of ¥3,562,212 thousand is reversed for U.S. GAAP reporting purposes. The reversal is reflected in U.S. GAAP figures in goodwill below.

Goodwill:

The following table presents the carrying amount of goodwill under Japanese GAAP and U.S. GAAP as of March 31, 2007.

	Thousands of Yen					Thousands of U.S. Dollars
	Japanese GAAP			U.S. GAAP		Japanese GAAP			U.S. GAAP
Acquired Company	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, net of Impairment	Goodwill Related Reconciliation Item	Carrying Amount	Accumulated Amortization	Net Carrying Amount	Carrying Amount, net of Impairment	Goodwill Related Reconciliation Item
Kizembo	¥482,935	¥(452,751)	¥30,184	¥332,018	¥301,834	$4,093	$(3,837)	$256	$2,814	$2,558
Mefos	6,175,740	(4,803,012)	1,372,728	1,875,532	502,804	52,336	(40,703)	11,633	15,894	4,261
Yamato	2,982,465	(328,248)	2,654,217	2,112,419	(541,798)	25,275	(2,782)	22,493	17,902	(4,592)

Total	¥9,641,140	¥(5,584,011)	¥4,057,129	¥4,319,969	¥262,840	$81,704	$(47,322)	$34,382	$36,610	$2,227

For U.S. GAAP reporting purposes, the goodwill recognized in connection with the Kizembo acquisition was amortized for those periods prior to the adoption of SFAS No.142.

For U.S. GAAP reporting purposes, prior to March 31, 2006, the Company recognized goodwill impairment in connection with the acquisition of Atlas and its subsidiary, Mefos.

For the year ended March 31, 2007, the net income reconciliation item related to goodwill represents the reversal of the goodwill amortization charge amounting to ¥ 507,980 thousand ($ 4,305 thousand) recorded under Japanese GAAP.

Under Japanese GAAP, the estimated aggregate amortization expense for goodwill for the next five years is as follows:

Year Ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2008	¥477,796	$4,049
2009	447,613	3,793
2010	447,613	3,793
2011	447,613	3,793
2012	447,613	3,793

Adjustment to intangible assets:

Under Japanese GAAP, the Company did not recognize identifiable intangible assets, other than goodwill, as part of a purchase price allocation in a business combination.

In connection with the above mentioned acquisitions, under U.S. GAAP, the Company recognized identifiable intangible assets and when applicable amortized those over the expected economic life of each intangible asset. The table below presents the gross carrying amount, accumulated amortization and net carrying amount, in total and by major class of intangible assets acquired in the above mentioned business combinations as of March 31, 2007.

	Thousands of Yen			Thousands of U.S. Dollars
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer Contracts	¥7,366,836	¥(1,093,778)	¥6,273,058	$62,431	$(9,269)	$53,162
Trademarks	361,723		361,723	3,065		3,065

Total	¥7,728,559	¥(1,093,778)	¥6,634,781	$65,496	$(9,269)	$56,227

For the year ended March 31, 2007, the net income reconciliation item related to intangible assets represents the intangible assets amortization charge recognized under U.S. GAAP amounting to ¥413,392 thousand ($3,503 thousand).

Customer contracts are being amortized on a straight-line basis over periods of 14 to 20 years. Trademarks are not amortized but are tested for impairment at least annually, as well as on an interim basis if events or changes in the circumstances indicate that the trademarks might be impaired.

Under U.S. GAAP the estimated aggregate amortization expense for intangible assets acquired for the next five years is as follows:

Year Ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2008	¥413,392	$3,503
2009	413,392	3,503
2010	413,392	3,503
2011	413,392	3,503
2012	413,392	3,503

Other adjustments in connection with business combinations:

The following table represents a summary of other adjustments in connection with the business combinations as described above as of and for the year ended March 31, 2007.

	Thousands of Yen		Thousands of U.S. Dollars
	As of March 31, 2007	Year ended March 31, 2007	As of March 31, 2007	Year ended March 31, 2007
Reversal of impairment of the value of land of the acquired company recognized under Japanese GAAP for the year ended March 31, 2007, which was considered as part of the purchase price allocation for U.S. GAAP accounting purposes		¥88,577		$751

Deferred revenue recognized under U.S. GAAP not recognized under Japanese GAAP, and amortization of deferred revenue (i)	¥(110,184)	67,213	$(934)	570

Insurance reserve	76,898	(74,102)		(628)
Miscellaneous items, net	(24,423)	52,432	445	443

Total	¥(57,709)	¥134,120	$(489)	$1,136

(i)	Under Japanese GAAP, Yamato, the acquired company, had arrangements that required Yamato’s customers to pay a certain amount of revenue at the start of the contract prior to the acquisition date. These up-front payments were characterized as non-refundable and were related to services to be provided in future years. Yamato recognized these payments as revenue on a cash received basis. Under U.S. GAAP, the up-front payments are deferred over the longer of the contractual life of an arrangement or the customer relationship life. In addition, if the balance sheet of an acquired entity immediately before the acquisition date includes deferred revenue, the acquiring entity is required to recognize a liability if such deferred revenue represents a legal obligation assumed by the acquiring entity. The amount assigned to that liability is based on its estimated fair value at the acquisition date.

Business combination adjustment summary:

The following table summarizes the U.S. GAAP adjustments related to the above mentioned business combinations:

	Thousands of Yen		Thousands of U.S. Dollars
	As of March 31, 2007	Year ended March 31, 2007	As of March 31, 2007	Year ended March 31, 2007
Goodwill	¥262,840	¥507,980	$2,227	$4,305
Intangible assets	6,634,781	(413,392)	56,227	(3,503)
Land, deferred revenue, and other fair value adjustments	(57,709)	134,120	(489)	1,136

Total	¥6,839,912	¥228,708	$57,965	$1,938

b)	Accrued vacation

Japanese GAAP does not specifically require a company to accrue liabilities for future compensated absences (short-term employee benefits). Under U.S. GAAP, in accordance with SFAS No. 43, “Accounting for Compensated Absences,” absences such as vacations are accrued when earned by employees.

c)	Employees’ retirement benefits

Japanese GAAP and U.S. GAAP have the same objective and follow similar principles in accounting for retirement benefit obligations. However, there are several differences in respect to how they are applied.

Under Japanese GAAP, the Group adopted pension accounting effective as of April 1, 2000. Upon adoption, an election to amortize the transition obligation over a 5 to 12 year period was made.

The following represents the most relevant differences in connection with assumptions used to calculate pension liability:

1.	Unlike U.S. GAAP, there is no corridor approach under Japanese GAAP but it includes the consideration of materiality with regard to the selection of assumptions to determine past benefit obligations and therefore the resulting recognition of actuarial differences.

2.	Under Japanese GAAP, the rate used to discount benefit obligations may be determined by reference to average interest rates of a certain period and need not necessarily be the rate prevailing on the balance sheet date.

The liability for employees’ retirement benefits at March 31, 2007 under U.S. GAAP consisted of the following:

	Thousands of Yen	Thousands of U.S. Dollars
	2007	2007
Projected benefit obligation	¥(7,310,253)	$(61,951)
Fair value of plan assets	6,782,826	57,482

Net liability under U.S. GAAP	(527,427)	(4,469)
Net liability under Japanese GAAP	(1,285,303)	(10,892)

Equity reconciliation item	¥757,876	$6,423

Under U.S. GAAP, the components of net periodic benefit costs are as follows:

	Thousands of Yen	Thousands of U.S. Dollars
	2007	2007
Service cost	¥602,955	$5,110
Interest cost	129,319	1,096
Expected return on plan assets	(122,884)	(1,041)
Recognized actuarial loss	(35,132)	(299)

Net periodic benefit costs under U.S. GAAP	574,258	4,866
Net periodic benefit costs under Japanese GAAP	526,085	4,458

Net income reconciliation item	¥(48,173)	$(408)

The U.S. GAAP assumptions used for the year ended March 31, 2007 are set forth as follows:

2007
Discount rate	2.00%
Expected rate of return on plan assets	2.00%
Recognition period of actuarial gain/loss	From 5 to 12 years

d)	Asset retirement obligation

Under Japanese GAAP, the Group does not recognize any liability for future legal obligations of asset retirement associated with the restoration of leased properties to return them to their original condition because there is no specific requirement. SFAS No. 143, “Accounting for Asset Retirement Obligations,” requires a company to record legal obligation associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, or development and, or the normal operation of a long-lived asset, at its fair value. Such obligation generally includes provisions under a lease agreement to remove asset placed in service at the leased premises or improvements made to the leased property during the lease term.

The Group leases several corporate and regional offices, and has installed leasehold improvements, such as partitions, counters and phone systems, in these leased properties. Most lease agreements in Japan require the lessee to restore the leased property to its original condition, including removal of the leasehold improvements the lessee has installed, when the lessee moves out of the leased property. As such, the Group will incur certain future costs for the restoration that are required under the lease agreements.

The following table presents asset retirement costs, accumulated depreciation of asset retirement costs, asset retirement obligations, and related expenses in connection with the Group real estate leases as of and for the year ended March 31, 2007.

	Thousands of Yen	Thousands of U.S. Dollars
Asset retirement costs	¥124,038	$1,051
Accumulated depreciation of asset retirement costs	(51,697)	(438)
Asset retirement obligations	(138,927)	(1,177)

Asset retirement obligations, net	¥(66,586)	$(564)

Asset retirement costs—depreciation expense	¥(6,698)	$(57)
Asset retirement obligations—accretion expense	(1,687)	(14)

Asset retirement obligation impact on net income before income tax	¥(8,385)	$(71)

e)	Capital leases

In accordance with Japanese GAAP, finance leases that deem to transfer ownership of the leased property to a lessee are to be capitalized, while other finance leases are permitted to be accounted for as operating lease transactions if certain “as if capitalized” information is disclosed in the notes to the lessee’s financial statements. The Group accounts for all leases as operating leases and only provides footnote disclosures on an “as if capitalized” basis for qualifying leases. Refer to Note 2.m. and 9.

U.S. GAAP requires the application of SFAS 13, “Accounting for Leases,” in order to determine whether a lease should be classified as an operating or capital lease. The Group analyzed its leases in accordance with the criteria specified in SFAS No. 13 and determined that certain of its leases should be capitalized.

The Company sells certain vending machines to third-party leasing companies and, at the same time, enters into agreements to lease back the machines. Such transactions have been accounted for as a sale and an operating lease under Japanese GAAP, while, under U.S. GAAP, they have been accounted for as a sale and capital lease as the lease term equals or exceeds 75 percent of remaining estimated economic life of the leased asset.

The following table presents a summary of the differences between Japanese GAAP and U.S. GAAP for lease-related assets and liabilities as well as the income statement related information as of and for the year ended March 31, 2007.

	Thousands of Yen	Thousands of U.S. Dollars
Machinery and equipment	¥2,583,434	$21,894
Other assets	525,344	4,451
Accumulated depreciation	(1,345,079)	(11,399)
Lease liability	(1,794,223)	(15,205)

Net impact on shareholders’ equity	¥(30,524)	$(259)

Reversal of operating lease expense	¥654,066	$5,543
Lease asset depreciation under U.S. GAAP	(626,024)	(5,305)
Lease related interest expense under U.S. GAAP	(34,338)	(291)

Lease related impact on net income before income tax	¥(6,296)	$(53)

f)	Minority interests

Under Japanese GAAP, the Company classifies its minority interests within equity. U.S. GAAP requires minority interests to be presented as a separate line item between long-term liabilities and shareholders’ equity in the consolidated balance sheet.

g)	Tax effect of adjustments

Accounting for income taxes in accordance with Japanese GAAP is substantially similar to accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Other than the deferred tax impact from the U.S. GAAP reconciliation items, there is no material difference in connection with accounting for income taxes resulting from the application of U.S. GAAP. The following table illustrates the impact from the GAAP reconciliation items on the deferred tax asset and liability line items on the Group’s consolidated balance sheet as of March 31, 2007:

	Thousands of Yen			Thousands of U.S. Dollars
	Japanese GAAP Balances	SFAS No. 109 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances	Japanese GAAP Balances	SFAS No. 109 Applied to U.S. GAAP Adjustments	U.S. GAAP Balances
Balance Sheet:
Current deferred tax asset	¥1,732,792	¥34,731	¥1,767,523	$14,685	$294	$14,979
Non-current deferred tax asset	551,528	702,454	1,253,982	4,674	5,953	10,627
Non-current deferred tax liability	(1,784)	(2,986,633)	(2,988,417)	(15)	(25,310)	(25,325)

Net deferred tax asset (liability)	¥2,282,536	¥(2,249,448)	¥33,088	$19,344	$(19,063)	$281

h)	Cash and cash equivalents

In accordance with Japanese GAAP, the Group considers that Cash and Cash Equivalents consist of short-term investments that are readily convertible into cash and that are exposed to insignificant risk of changes in value. Cash equivalents include time deposits and benefit bonds of securities investment trusts, all of which mature or become due within three months of the date of acquisition. The Group also considers to be cash equivalents a restricted cash deposit of ¥13,959 thousand ($118 thousand) as of March 31 2007, which is to be used to buy back its own shares.

Under U.S. GAAP, cash equivalents are defined as short-term, highly liquid investments that are both readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. Additionally, restricted cash should be disclosed separately from cash and cash equivalents on the face of the balance sheet and should not be included in the cash total in the statement of cash flows.

The Group has presented the balance of the restricted cash deposit as an operating activity as of March 31, 2007 and 2006 for U.S. GAAP reporting purposes.

The following table represents the Group’s condensed consolidated information related to the statement of cash flows for the year ended March 31, 2007.

	Thousands of Yen	Thousands of U.S. Dollars
Net cash provided by operating activities	¥4,124,550	$34,953
Net cash provided by investing activities	165,047	1,399
Net cash used in financing activities	(4,529,684)	(38,387)

Net decrease in cash and cash equivalents	(240,087)	(2,035)
Cash and cash equivalents at beginning of year	8,815,677	74,709

Cash and cash equivalents at end of year	¥8,575,590	$72,674

i)	Recent accounting pronouncements to be adopted in future periods

U.S. GAAP

In July 2006, the Financial Accounting Standards Board (the “FASB”) released FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109.” The Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the potential impact from adopting FIN No. 48 on its consolidated financial position, consolidated results of operations, or liquidity.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS No. 157 clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the potential impact from adopting SFAS No. 157 on its consolidated financial position, results of operations, or liquidity.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities— including an amendment of FASB Statement No. 115.” SFAS No. 159 enables entities to choose to measure eligible financial assets and financial liabilities at fair value, with changes in value recognized in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the potential impact from adopting SFAS No. 159 on its consolidated financial position, results of operations or liquidity.

In December 2007, the FASB issued SFAS No. 141(revised 2007), “Business Combinations.” (“SFAS No. 141(R)”) SFAS No. 141(R) establishes principles and requirements for the reporting entity in a business combination, including recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. This statement also establishes disclosure requirements to enable financial statement users to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the potential impact from adopting SFAS No. 141(R) on its consolidated financial position, results of operations, or liquidity.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—amendment of Accounting Research Bulletin No. 51.” SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, changes in a parent’s ownership of a noncontrolling interest, calculation and disclosure of the consolidated net income attributable to the parent and the noncontrolling interest, changes in a parent’s ownership interest while the parent retains its controlling financial interest and fair value measurement of any retained noncontrolling equity investment. SFAS No. 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company is currently evaluating the potential impact from adopting SFAS No. 160 on its consolidated financial position, results of operations, or liquidity.

Japanese GAAP

In July 2006, the ASBJ issued an Accounting Standard - ASBJ Statement No. 9, “Accounting Standards for Measurement of Inventories.” The standard requires companies to measure all inventories at the lower of cost or net realizable value (NRV) when and if the profitability of those inventories declines. ASBJ Statement No. 9 replaces the current standard, which allows the use of either the cost method with consideration of impairment, or the lower of cost or NRV method. The new standard is effective for fiscal years beginning on or after April 1, 2008 although earlier application is permitted. The Company believes that the adoption of ASBJ Statement No. 9 will not have a significant impact on its consolidated financial position, results of operations, or liquidity.

In March 2007, the ASBJ issued an Accounting Standard - ASBJ Statement No. 13, “Accounting Standard for Lease Transactions and its Implementation Guidance” and ASBJ Guidance No. 16, “Guidance on Accounting Standard for Lease Transactions.” The new standard and related implementation guidance do not change the definitions for finance and operating leases; however eliminate the application of an exceptional rule where companies were allowed to account for financial leases that do not transfer ownership at the end of the lease term as operating leases; consequently, companies will be required to recognize finance leases on their balance sheet. The new standard also includes real estate leases within its scope. The standard and its implementation guidance are effective for fiscal years beginning on or after April 1, 2008 although earlier application is permitted. The Company is currently evaluating the potential impact from adopting ASBJ Statement No. 13 and ASBJ Guidance No. 16 on its consolidated financial position, results of operations, or liquidity.